Filed pursuant to Rule 424(b)(3)
Registration No. 333-272827

17,096,748 Shares of Common Stock
This prospectus relates to the resale or other disposition from time to time of up to 17,096,748 shares of common stock of Smith Micro Software, Inc. by the selling stockholders identified herein, which were issued, or are issuable, to such selling stockholders pursuant to the terms of senior secured convertible promissory notes issued August 11, 2022 (“Notes”) and warrants issued to the selling stockholders in connection with the issuance of the Notes (“Warrants”). The shares being registered hereunder include 3,044,523 shares of Common Stock registered on the Company’s Form S–3 (File No. 333-267255) originally filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2022 and subsequently declared effective on September 14, 2022 (the “Prior Registration Statement”), which remain unsold as of June 22, 2023 (including 1,492,538 shares that will be delivered to the selling stockholders by June 28, 2023 in pre-payment of the principal installments due on August 1, 2023).
The selling stockholders identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices as set forth under “Plan of Distribution.”
We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.
Our common stock is listed on the Nasdaq Capital Market under the symbol “SMSI.” On July 3, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.11.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 5, 2023

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. You may only rely on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with information that differs from what is contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus, particularly the risks of investing in our securities discussed under “Risk Factors” and including the documents incorporated by reference before deciding to invest in our common stock. The terms “Smith Micro,” “the Company,” “we,” “us,” or “our” in this prospectus refer to Smith Micro Software, Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.
FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our subsidiaries that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” or the negative of such terms or other similar expressions. For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry developments, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Many of these risks and uncertainties are set forth in the “Risk Factors” section of this prospectus and in our other filings with the Securities and Exchange Commission (the “Commission”). Should any of these factors or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements. Such factors include, but are not limited to, the following:
•our customer concentration given that the majority of our sales currently depend on a few large client relationships;
•our dependency of our growth in part upon our customers’ ability and willingness to timely launch and deliver products and services, to promote our products and services and to attract and retain new end user customers or achieve other goals;
•our ability to establish and maintain strategic relationships with our customers and mobile device manufacturers, their ability to attract customers, and their willingness to promote our products;
•our ability to hire and retain key personnel;
•the possibility of security and privacy breaches in our systems and in the third-party software and/or systems that we use, damaging client relations and inhibiting our ability to grow;
•the disruption to our business and diversion of management’s attention caused by our acquisitions of companies or technologies
•interruptions or delays in the services we provide from our data center hosting facilities that could harm our business;

•our dependency upon effective operation with operating systems, devices, networks and standards that we do not control and on our continued relationships with mobile operating system providers, device manufacturers and mobile software application stores on commercially reasonable terms or at all;
•our ability and/or customers’ ability to distribute our mobile software applications to their end users through third party mobile software application stores, and the impact of their associated policies, terms of service and other barriers to distribution, which we do not control;
•the existence of undetected software defects in our products and our failure to resolve detected defects in a timely manner;
•our current client concentration within the vertical wireless carrier market, and the potential impact to our business resulting from changes within this vertical market, or failure to penetrate new markets;
•the impact of the COVID-19 pandemic on our business and financial results;
•rapid technological evolution and resulting changes in demand for our products from our key customers and their end users;
•intense competition in our industry and the core vertical markets in which we operate, and our ability to successfully compete;
•the risks inherent with international operations;
•the impact of evolving information security and data privacy laws, regulations, standards, policies and contractual obligations on our business and the effect of the actual or perceived failure to comply with such requirements;
•the impact of governmental regulations on our business and industry;
•our ability to protect our intellectual property and our ability to operate our business without infringing on the rights of others;
•the risk of being delisted from NASDAQ if we fail to meet any of its applicable listing requirements;
•our ability to raise additional capital and the risk of such capital not being available to us at commercially reasonable terms or at all;
•our ability to be profitable and the impact that our efforts to reduce operating expenses may have on our business;
•our ability to remain a going concern;
•changes in our operating income due to shifts in our sales mix and variability in our operating expenses;
•the launch of our products by our customers being subject to the negotiation and completion of new agreements or amendments to existing agreements as well as lengthy design, qualification, and go-to-market processes;
•our ability to assimilate acquisitions without diverting management attention and impacting current operations;
•the availability of third-party intellectual property and licenses needed for our operations on commercially reasonable terms, or at all;
•the difficulty of predicting our quarterly revenues and operating results and the chance of such revenues and results falling below analyst or investor expectations, which could cause the price of our common stock to fall;

•obligations and restrictions related to our Notes, including our ability to obtain additional financing in the future;
•the dilution of our outstanding common stock as a result of the conversion of our Notes, payment of principal and interest owed pursuant to our Notes in shares of our common stock or exercise of warrants that accompanied the Notes; and
•the risk of defaulting under our Notes.
You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

OUR COMPANY
Smith Micro provides software solutions that simplify and enhance the mobile experience to some of the leading wireless and cable service providers around the globe. From enabling the Digital Family LifestyleTM to providing powerful voice messaging capabilities, we strive to enrich today’s connected lifestyles while creating new opportunities to engage customers via smartphones and Internet of Things (“IoT”) devices. Our portfolio includes a wide range of products for creating, sharing, and monetizing rich content, such as visual voice messaging, retail display optimization and performance analytics on any product set.
We continue to innovate and evolve our business to respond to industry trends and maximize opportunities in emerging markets, such as digital lifestyle services and online safety, “Big Data” analytics, automotive telematics, and the consumer IOT marketplace. The key to our longevity, however, is not simply technological innovation, but our focus on understanding our customers’ needs and delivering value.
While we currently provide white label Family Safety applications to all three Tier 1 wireless carriers in the United States, one of our Tier 1 customers notified us in February 2023 that it is terminating its Family Safety contract effective as of June 30, 2023. Despite that termination, we continue to believe that we remain strategically positioned to offer our market-leading family safety platform to the majority of U.S. mobile subscribers. Since our acquisitions of Circle Media Labs, Inc.'s ("Circle") operator business in 2020 and the Family Safety Mobile Business from Avast in April 2021, we have been focused on migrating those customers from the acquired software platforms to our flagship SafePath platform, with the first such migration being completed during the first quarter of 2022 at one of our U.S. Tier 1 carrier customers. We expect to deliver SafePath to another of our U.S. Tier 1 carrier customers for their user acceptance testing in the second quarter of 2023, which should then position this carrier to launch on the SafePath platform in the second half of 2023. We expect that as we complete our development efforts associated with the migration to the SafePath platform, our development costs should continue to decline. In addition, we anticipate that certain costs of sales related to the acquired platforms will be eliminated once the SafePath migrations are complete, which is expected to result in an increase in our gross margins. Additionally, as a result of the termination notice referenced above, we expect to continue to reduce the costs associated with supporting this contract, and as a result announced actions late in the first quarter of 2023 that have resulted in the elimination of approximately 26% of the Company's global workforce.
Business Segments
We currently have one reportable operating segment: Wireless.
The wireless industry continues to undergo rapid change on all fronts as connected devices, mobile applications, and digital content are consumed by users who want information, high-speed wireless connectivity, and entertainment, anytime, anywhere. While most of us think about being “connected” in terms of computers, tablets and smartphones, the consumer IoT market is creating a world where almost anything can be connected to the wireless internet. Wearable devices such as smartwatches, fitness trackers, pet trackers and GPS locators, as well as smart home devices, are now commonplace, enabling people, pets, and things to be connected to the “Internet of Everything.” These devices have created an entire ecosystem of over-the-top (“OTT”) apps, while expanding how communication service providers can provide value to mobile consumers.
Although there are numerous business opportunities associated with pervasive connectivity, there are also numerous challenges, including:
•The average age by which most children use smartphones and other connected devices continues to decrease. As such, parents and guardians must be proactive in managing and combating digital lifestyle issues such as excessive screen time, cyberbullying, and online safety;
•As IoT use cases continue to proliferate and scale, management complexity, security and interoperability must be addressed efficiently and correctly;

•Mobile network operators (“MNOs”) are being marginalized by messaging applications, and face growing competitive pressure from cable multiple system operators (“MSOs”) and others deploying Wi-Fi networks to attract mobile users;
•Enterprises face increasing pressure to mobilize workforces, operations, and customer engagement, but lack the expertise and technologies needed to leverage mobile technology securely and cost-effectively;
•The ubiquity and convenience of e-commerce has created the need for consumer-facing brands to reimagine brick-and-mortar retail experiences; and
•The change in dynamics of both work, school and home life has led to an increased use of mobile devices for work, education and entertainment which has given rise to a new set of challenges and issues.
Products
To address these challenges, Smith Micro offers the following solutions.
SafePath® – Comprised of SafePath Family, SafePath IoT, and SafePath Home, the SafePath product suite provides comprehensive and easy-to-use tools to protect family digital lifestyles and manage connected devices both inside and outside the home. As a carrier-grade, white-label platform, SafePath empowers MNO and cable operators to bring to market full-featured, on-brand family safety solutions that provide in-demand services to mobile subscribers. These solutions include location tracking, parental controls, and driver safety functionality. Delivered to end-users as value-added services, SafePath-based solutions activate new revenue streams for MNOs while helping to increase brand affinity and reduce subscriber churn.
ViewSpot® – Our retail display management platform provides wireless carriers and retailers with a way to bring powerful on-screen, interactive demos to life. These engaging demo experiences deliver consistent, secure, and targeted content that can be centrally managed and updated via ViewSpot Studio. With the feature set provided by ViewSpot, wireless carriers and other smartphone retailers can easily customize and optimize the content loops displayed on demo devices so that it resonates with in-store shoppers. Interactive demos created in ViewSpot can be experienced on Android smart devices. We continue to develop and expand functionality of ViewSpot in order to enhance the utility and usability of ViewSpot as well as giving MNOs greater control and autonomy over their content with Studio improvements.
CommSuite® – The CommSuite premium messaging platform helps mobile service providers deliver a next-generation voicemail experience to mobile subscribers, while monetizing a legacy cost-center. CommSuite Visual Voicemail (“VVM”) quickly and easily allows users to manage voice messages just like email or SMS with reply, forwarding and social sharing options. CommSuite also enables multi-language Voice-to-Text (“VTT”) transcription messaging, which facilitates convenient message consumption for users by reading versus listening. CommSuite is available to both postpaid premium subscribers as well as prepaid subscribers and is installed on millions of Android handsets in the United States.
Human Capital Resources
As of June 1, 2023, we had a total of 236 employees within the following departments: 162 in engineering and operations, 51 in sales and marketing, and 23 in management and administration. We are not subject to any collective bargaining agreement, and we believe that our relationships with our employees are good. We believe that our strength and competitive advantage is our people. We value the skills, strengths, and perspectives of our diverse team and foster a participatory workplace that enables people to get involved in making decisions. The Company provides training and development opportunities to ensure that our employees are creative thinkers who are driven, focused, and interested in ever-changing technology.
Corporate Information
The Company was incorporated in California in November 1983 and reincorporated in Delaware in June 1995. Our principal executive offices are located at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237 and our telephone number is (412) 837-5300. Our website address is www.smithmicro.com, and we make our filings with the U.S. Securities and Exchange Commission (the “SEC”) available on the Investor Relations page of our website. Our common stock is traded on the Nasdaq Capital Market under the symbol “SMSI.”

The Offering

Common stock offered by selling stockholders
Up to an aggregate of 17,096,748 shares of common stock, which are issuable to such selling stockholders pursuant to the terms of the Notes and Warrants. The 17,096,748 shares reflect the additional shares that could be issuable under the Notes and Warrants based the sum of (i) the maximum number of shares of common stock issued or issuable pursuant to assumed principal amount remaining due under the Notes of $9 million, including payment of interest on the Notes, at a conversion price of $0.62, which is the current floor price under the Notes, and (ii) the maximum number of shares of common stock issued or issuable upon exercise of the Warrants.

Common stock issued and outstanding	63,657,943 shares as of June 16, 2023

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

NASDAQ Capital Market symbol	SMSI

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Private Placement of Notes and Warrants
On August 11, 2022, we entered into a Securities Purchase Agreement (“SPA”) with certain accredited investors (the “Investors”), and, pursuant to the SPA, sold to the Investors a new series of senior secured convertible notes (the “Notes”) with an aggregate original principal amount of $15 million and an initial conversion price of $3.35 per share, subject to adjustment as described in the Notes, and warrants to acquire up to an aggregate amount of 2,238,806 additional shares of the Company’s common stock (the “Warrants” and together with the Notes, the “Notes Offering”). The Warrants are exercisable immediately at an exercise price of $3.35 per share and expire five years from the date of issuance. There is no established public trading market for the Warrants and we do not intend to list the Warrants on any national securities exchange or nationally recognized trading system. The Notes Offering was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Investors represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D, and was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by the Company or its representatives. The closing of the Note Offering occurred on August 11, 2022.
Additionally, in a concurrent registered direct offering, the Company entered into a Securities Purchase Agreement (the “Additional Purchase Agreement” and together with the SPA, the “Purchase Agreements”) with certain accredited investors to sell an aggregate of 1,132,075 shares (the “Shares”) of the Company’s common stock and warrants to purchase up to an aggregate of 1,132,075 shares of the Company’s common stock (the “Additional Warrants”) at a purchase price of $2.65 per share of Company common stock and associated Additional Warrant (the “Stock Offering” and, together with the Notes Offering, the “Offerings”)). Each Additional Warrant will be exercisable on the sixth month anniversary of the date of its issuance at an exercise price of $2.65 per share and will expire five (5) years from the date it first becomes exercisable. There is no established public trading market for the Additional Warrants and we do not intend to list the Additional Warrants on any national securities exchange or nationally recognized trading system. The issuance of the Shares, the Additional Warrants and the shares of our common stock issuable from time to time upon exercise of the Additional Warrants are being conducted as a registered direct offering pursuant to the Company’s currently effective Registration Statement on Form S-3 (File

No. 333-264667), previously filed with and declared effective by the Securities and Exchange Commission, and prospectus supplements thereunder. The Stock Offering closed on August 12, 2022.
The aggregate gross proceeds from the Offerings was $18 million. The Company expects to use the net proceeds from the Offerings to fund operating expenses and for general working capital, fees and expenses.
Notes
The Notes will mature on December 31, 2023. Principal under the Notes is payable in equal monthly installments beginning on April 1, 2023 and ending on the Maturity Date. Amortization payments are payable, at the Company’s election, in cash or, subject to certain limitations, in shares of common stock valued at the lower of, (i) the conversion price then in effect and (ii) the greater of (A) a 10% discount to the average of the three lowest closing prices of our common stock during the twenty trading day period immediately prior to the date the amortization payment is due or (B) $0.62 (or such lower amount as permitted, from time to time, by Nasdaq). Except as specifically permitted by the Convertible Notes, we will not be permitted to prepay any portion of the outstanding principal or accrued and unpaid interest. The Notes will accrue compounding interest at the rate of 6.0% per annum, which will be payable in cash or shares of our common stock at the Company’s option, in arrears quarterly prior to amortization payments being made, and monthly during the amortization of the Notes, in accordance with the terms of the Notes. Upon the occurrence and during the continuance of an Event of Default (as defined in the Notes), the Notes will accrue interest at the rate of 15.0% per annum. Upon conversion, holders of the Notes are also entitled to receive an interest make-whole payment.
Each Note will be convertible, at the option of the applicable noteholder, into shares of our common stock at an initial fixed conversion price of $3.35 per share. The conversion price will be subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transactions. Notwithstanding the foregoing, our ability to settle conversions and make amortization and interest make-whole payments using shares of our common stock is subject to certain limitations set forth in the Notes, including a limit on the number of shares that may be issued until the time, if any, that the Company’s stockholders have approved the issuance of more than 19.9% of the Company’s outstanding shares of common stock in accordance with Nasdaq listing standards. At the Company’s annual meeting on June 6, 2023, the Company’s stockholders approved the issuance of shares of common stock in excess of such 19.9% cap, therefore, the number of shares issuable by the Company under the Notes is no longer limited by such exchange cap. Further, the Notes contain a beneficial ownership limitation as to each holder of 4.99% (or 9.99% at the election of any Investor) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of, or as part of any amortization payment or interest make-whole payment under, the Notes or Warrants.
The Notes include certain customary Events of Default, including, among other things, the failure to file and maintain an effective shelf registration statement covering the sale of the noteholder’s securities registrable pursuant to the Registration Rights Agreement and Company’s failure to pay any amounts due to holders of the Notes when due. In connection with an Event of Default, each noteholder will be able to require us to redeem in cash any or all of the noteholder’s Note at a premium as set forth in the Note. We will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, acquisition and investment transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. The Notes are secured by a first priority security interest in substantially all of our assets and of the assets of our domestic subsidiaries, as evidenced by a Guaranty and Security agreement in favor of Iroquois Capital Management, LLC in its capacity as collateral agent.
The Company will be obligated to pay certain liquidated damages to the investors if the Company fails to file the registration statement when required, fails to file or cause the registration statement to be declared effective by the Commission when required, or fails to maintain the effectiveness of the registration statement pursuant to the terms of the registration rights agreement.

RISK FACTORS
Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described in our most recent Annual Report on Form 10-K, as amended, and any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders.

DIVIDEND POLICY
We currently intend to retain any future earnings and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions and such other factors as our board of directors may deem appropriate.

DESCRIPTION OF SECURITIES
The following description of our common stock, together with the additional information incorporate by reference herein, summarizes the material terms and provisions of the common stock that may be offered under this prospectus. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation, as amended “the (“Certificate of Incorporation”), and amended and restated bylaws, as amended (the “Bylaws”), which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock may also be affected by Delaware law.
Authorized Capital Stock
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), the rights and preferences of which may be established from time to time by our board of directors. As of June 16, 2023, we had 63,657,943 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.
Common Stock
Voting. For all matters submitted to a vote of stockholders, each holder of Common Stock is entitled to one vote for each share registered in his or her name on our books. Our Common Stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding Common Stock can elect all of the directors who are up for election in a particular year.
Dividends. If our board of directors declares a dividend, holders of Common Stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.
Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our Common Stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.
Other Rights and Restrictions. Holders of our Common Stock do not have preemptive or subscription rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Certificate of Incorporation and our Bylaws do not restrict the ability of a holder of Common Stock to transfer his or her shares of Common Stock.
Listing. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SMSI.”
Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Computershare Inc.
Delaware Law Affecting Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

SELLING STOCKHOLDERS
The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and the Warrants, see “Private Placement of Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the securities purchase agreement and the concurrent registered director offering of common stock and warrants described above, the selling stockholders have not had any material relationship with us within the past three years.
The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, notes and warrants, as of June 16, 2023, assuming conversion of the notes and exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.
The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.
In light of the fact that the Company’s stock price has been trading at a price significantly lower than the $3.35 initial conversion price, this prospectus will generally cover the resale of shares of common stock by the selling stockholders equal to the sum of (i) the maximum number of shares of common stock issuable related to the remaining $9 million of principal outstanding under the Notes, including payment of interest on the Notes, at the floor conversion price of $0.62, (ii) the number of shares of common stock previously issued to the Investors pursuant to the Notes which remain unsold as of June 16, 2023 and (iii) the maximum number of shares of common stock issued or issuable upon exercise of the warrants determined as if the warrants were exercised in full at the initial exercise price. The table below does not reflect any additional shares issuable related to a true-up of the July $1.5 million principal prepayment. The above calculations were made without regard to any limitations on conversion or exercise contained in the Notes or Warrants solely for the purpose of such calculation. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.
Under the terms of the Notes and the Warrants, a selling stockholder may not convert the notes or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our shares of common stock which would exceed 4.99% (or 9.99% if elected by any Investor) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders(1)	Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold(2)	Common Stock Beneficially Owned After Offering(3)	Beneficial Ownership Following Offering(3)
Iroquois Capital Investment Group LLC(4)	5,065,702	10,294,173	2,099,533	3.30%
Iroquois Master Fund Ltd(5)	2,742,728	4,748,234	1,374,568	2.16%
John P. Gutfreund(6)	457,445	629,871	276,849	*
Newton Road 130 Holdings LLC(7)	432,448	1,424,470	22,000	*
__________________
*Less than 1%
(1)This table and the information in the notes below are based upon information supplied by the selling stockholder and upon 63,657,943 shares of common stock issued and outstanding as of June 16, 2023 (prior to any deemed issuance of any shares of common stock issuable upon conversion of the Notes and exercise of the warrants issued in connection with the Notes following such date). Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The amounts set forth in this column reflect the application of the 4.99% beneficial ownership limitation with respect to John P. Gutfreund and Newton Road 130 Holdings LLC, and a 9.99% limitation with respect to all other Investors, contained in the convertible note documents, reflects the issuance of common stock in the concurrent offering, includes the exercise of the warrants in the concurrent offering and otherwise assumes the immediate conversion of the remaining principal under the Notes and exercise of the warrants based on the initial conversion price and exercise price, respectively.
(2)This column reflects the sum of (i) the maximum number of shares of common stock issuable after June 16, 2023 pursuant to the remaining $9 million principal amount of the Notes, including payment of interest on the Notes, at the floor conversion price of $0.62, and (ii) the maximum number of shares of common stock issued or issuable upon exercise of the warrants determined as if the warrants were exercised in full at the initial exercise price. This column does not reflect any additional shares issuable related to a true-up of the July $1.5 million principal prepayment. The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the common stock.
(3)Assumes the maximum number of shares to be sold in this offering are sold and assumes the Additional Warrants are exercised in full, but does not reflect the application of the 4.99% (or 9.99%) ownership limitation to which such investors are subject.
(4)Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.
(5)Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC , Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund.
(6)Excludes shares owned by Newton Road 130 Holdings LLC reflected elsewhere in this table, of which John P. Gutfreund is the Managing Member and over which shares Mr. Gutfreund also has voting and dispositive power.
(7)John P. Gutfreund is the Managing Member of Newton Road 130 Holdings LLC and has voting and dispositive power over the shares held by Newton Road 130 Holdings LLC. Amount excludes shares owned by Mr. Gutfreund, individually, reflected elsewhere in this table.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales made after the date the Registration Statement is declared effective by the SEC;
•broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $20,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the shares of our common stock offered hereby has been passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania.
EXPERTS
The consolidated financial statements of Smith Micro Software, Inc. and its Subsidiaries as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 incorporated in this Prospectus by reference from the Smith Micro Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US
We have filed a registration statement on Form S-3 with the SEC for the shares of common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Smith Micro Software, Inc., 5800 Corporate Drive, Pittsburgh PA 15237. Our telephone number is (412) 837-5300.
We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.smithmicro.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
The following documents filed by us with the SEC are incorporated by reference in this prospectus:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 23, 2023;
•Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 12, 2023;
•Current Reports on Form 8-K (or Form 8-K/A) filed on June 8, 2023;
•Definitive Proxy Statement on Schedule 14A filed on April 27, 2023; and
•The description of our common stock contained in our Form 8-A (File No. 000-26536) filed on July 31, 1995, including any amendment on reports filed for the purpose of updating such description.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.
We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

17,096,748 Shares of Common Stock
PROSPECTUS
July 5, 2023
We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.